EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Third Quarter 2023 Results
•Record Housing and Infrastructure Products segment income from operations of $256 million
•Record Housing and Infrastructure Products segment EBITDA of $327 million
•Net cash provided by operating activities of $696 million and free cash flow of $451 million
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced third quarter 2023 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data)

	Three Months Ended September 30, 2023	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022

Westlake Corporation
Net sales	$3,115	$3,251	$3,956
Income from operations	$349	$396	$516
Operating income margin	11%	12%	13%
Net income attributable to Westlake Corporation	$285	$297	$401
Diluted earnings per common share	$2.20	$2.31	$3.10
EBITDA	$682	$690	$804
EBITDA margin	22%	21%	20%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,971	$2,136	$2,711
Income from operations	$105	$215	$353
Operating income margin	5%	10%	13%
EBITDA	$339	$435	$561
EBITDA margin	17%	20%	21%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$1,144	$1,115	$1,245
Income from operations	$256	$190	$186
Operating income margin	22%	17%	15%
EBITDA	$327	$244	$254
EBITDA margin	29%	22%	20%
i

BUSINESS HIGHLIGHTS
In the third quarter of 2023, Westlake achieved quarterly net sales of $3.1 billion, quarterly net income of $285 million and quarterly EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $682 million, including record Housing and Infrastructure Products (HIP) segment quarterly income from operations of $256 million and EBITDA of $327 million. The Company benefitted from resilient North American housing and infrastructure construction activities and higher operating rates despite generally lower average sales prices. The third quarter results included a reserve for an ongoing legal matter, inventory charges and other items that reduced third quarter 2023 EBITDA by approximately $20 million.

Sales volumes for Housing and Infrastructure Products increased 7% while Performance and Essential Materials (PEM) sales volumes increased 2% from the second quarter of 2023. Overall sales volumes for the Company increased 4% sequentially from the previous quarter. When compared to the third quarter of 2022, HIP sales volumes were unchanged while PEM sales volumes decreased 1%, resulting in a 1% overall sales volume decline for the Company.

Housing and Infrastructure Products average sales prices decreased 5% while Performance and Essential Materials average sales prices decreased 10% from the second quarter of 2023. Overall sales prices for the Company decreased 8% sequentially from the previous quarter. When compared to the third quarter of 2022, HIP average sales prices decreased 8% while PEM average sales prices decreased 26%, resulting in a 20% overall decline in sales prices for the Company.

In the third quarter of 2023, HIP's operating income margin increased to 22% from 17% in the second quarter of 2023 and HIP's EBITDA margin increased to 29% from 22% in the second quarter of 2023, while PEM's operating income margin decreased to 5% from 10% and PEM's EBITDA margin decreased to 17% from 20% over the same period of time. When compared to the third quarter of 2022, HIP's operating income margin increased to 22% from 15% and HIP's EBITDA margin increased to 29% from 20%, while PEM's operating income margin decreased to 5% from 13% and PEM's EBITDA margin decreased to 17% from 21%.
EXECUTIVE COMMENTARY
"The diversity of our business was evident in the third quarter of 2023 as record quarterly income from operations and EBITDA in our HIP segment supported our overall profitability, while our PEM segment results reflected the soft economic conditions in global markets. Economic conditions were challenging in the third quarter with higher interest rates weighing on demand and lowering global industrial activity. Against this backdrop, we were pleased to sequentially grow both our PEM and HIP segment sales volumes and to generate record HIP segment quarterly EBITDA. We also made solid progress with our cost reduction program achieving savings of $30 million in the third quarter and now expect to generate an aggregate $95-$110 million of cost savings in 2023. Additionally, in August, we took the important step of increasing our quarterly dividend by 40%, reflecting our confidence in the Company’s future and the strength of our business," said Albert Chao, President and Chief Executive Officer.

"As we enter the fourth quarter of 2023, weak macroeconomic conditions, including elevated inflation and high interest rates, remain in place driving softer demand for all of our products and low sales prices in our PEM segment. Despite this near-term outlook, we believe our products are well-positioned in each of our segments. PEM volumes and profitability are supported by our North American structural feedstock and energy cost advantage, a high degree of vertical integration and our product diversity. Our record HIP segment results reflect the strength of our portfolio and our ability to navigate these challenging market conditions. In addition to the typical seasonal decline in sales in the fourth quarter, we expect some impact to sales volume from the elevated level in borrowing rates. Finally, we continue to seek opportunities to redeploy our robust free cash flow and solid balance sheet in ways that enhance shareholder value."
RESULTS
Consolidated Results
For the three months ended September 30, 2023, the Company reported quarterly net income of $285 million, or $2.20 per share, on net sales of $3,115 million. The year-over-year decrease in net income of $116 million from the third quarter of 2022 was primarily due to lower average sales prices and integrated margins for caustic soda and PVC.

Third quarter 2023 net income of $285 million decreased by $12 million compared to the second quarter of 2023. The sequential decrease in net income compared to the prior quarter was primarily due to lower prices and integrated margins for most of the products in our PEM segment, partially offset by higher operating rates and sales volumes.

EBITDA of $682 million for the third quarter of 2023 decreased by $122 million compared to third quarter 2022 EBITDA of $804 million. Third quarter 2023 EBITDA decreased by $8 million compared to second quarter 2023 EBITDA of $690 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Cash and Debt
Net cash provided by operating activities was $696 million for the third quarter of 2023. As of September 30, 2023, cash and cash equivalents were $3,057 million and total debt was $4,873 million. Capital expenditures in the third quarter of 2023 were $245 million. For the third quarter of 2023, free cash flow (net cash provided by operating activities less capital expenditures) was $451 million, a decrease of $178 million as compared to the third quarter of 2022, primarily due to lower net income, but an increase of $136 million as compared to the second quarter of 2023, primarily due to more favorable working capital management. A reconciliation of free cash flow to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Performance and Essential Materials Segment
Performance and Essential Materials income from operations for the third quarter of 2023 of $105 million decreased by $248 million from third quarter 2022 income from operations of $353 million. This decrease in income from operations versus the prior-year period was due to lower average sales prices and integrated margins for most of our major products, particularly for PVC, caustic soda and epoxy resins. While overall sales volumes were in-line with the prior-year period, PEM's average sales prices were negatively impacted by both market price declines and an unfavorable sales mix due to higher sales volumes in export markets where pricing is typically lower. As a result, PEM's segment operating margin declined from 13% in the third quarter of 2022 to 5% in the third quarter of 2023 and EBITDA margin decreased from 21% to 17% over the same period of time.

Sequentially, Performance and Essential Materials income from operations decreased by $110 million as compared to the second quarter of 2023. The sequential decrease was largely due to lower average sales prices and integrated margins, especially for caustic soda, and certain charges incurred during the quarter, which were only partially offset by higher PVC global operating rates and sales volumes.
Housing and Infrastructure Products Segment
For the third quarter of 2023, Housing and Infrastructure Products income from operations of $256 million increased by $70 million from third quarter 2022 income from operations of $186 million. This increase in income from operations versus the prior-year period was the result of lower materials costs. While overall sales volume remained in-line with the prior-year period, we experienced solid growth in select categories such as siding & trim and municipal water systems. HIP's segment operating margin increased from 15% in the third quarter of 2022 to 22% in the third quarter of 2023 while EBITDA margin increased from 20% to 29%.

Sequentially, Housing and Infrastructure Products income from operations increased by $66 million as compared to the second quarter of 2023. This increase in income from operations versus the prior quarter was the result of higher sales volume, particularly for municipal water applications and North American housing products.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments (such as product rates), macro demand conditions, future demand for our products and sales prices, our attempts to improve controllable costs, and our ability to deploy free cash flow and to enhance shareholder value are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical and building products industries; availability, cost and volatility of raw materials and energy; uncertainties associated with the United States and worldwide economies, including those due to political tensions and conflict in the Middle East and elsewhere, including the conflict between Russia and Ukraine; uncertainties associated with pandemic infectious diseases; uncertainties associated with climate change; the potential impact on demand for our products due to initiatives such as recycling; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws or regulations, including trade policies; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; the ability to implement our business strategies; and other uncertainties. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC in February 2023, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC in August 2023.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA and free cash flow. A non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA and free cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's third quarter 2023 results will be held Thursday, November 2, 2023 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BIf37d4bda7ce244168b3b62b894d43e67. Once registered, you will receive a phone number and unique PIN number.
A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/5953h5g5.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(In millions of dollars, except per share data and share amounts)
Net sales	$3,115	$3,956	$9,722	$12,495
Cost of sales	2,529	3,180	7,702	8,989
Gross profit	586	776	2,020	3,506
Selling, general and administrative expenses	206	215	641	635
Amortization of intangibles	31	39	92	124
Restructuring, transaction and integration-related costs	—	6	6	24
Income from operations	349	516	1,281	2,723
Interest expense	(40)	(44)	(124)	(134)
Other income, net	56	24	101	52
Income before income taxes	365	496	1,258	2,641
Provision for income taxes	70	84	249	592
Net income	295	412	1,009	2,049
Net income attributable to noncontrolling interests	10	11	33	34
Net income attributable to Westlake Corporation	$285	$401	$976	$2,015
Earnings per common share attributable to Westlake Corporation:
Basic	$2.22	$3.12	$7.61	$15.65
Diluted	$2.20	$3.10	$7.56	$15.54
Weighted average common shares outstanding:
Basic	127,854,464	127,943,400	127,685,210	128,118,160
Diluted	128,583,927	128,747,012	128,509,618	129,003,750
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WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2023	December 31, 2022

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$3,057	$2,228
Accounts receivable, net	1,939	1,801
Inventories	1,672	1,866
Prepaid expenses and other current assets	89	78
Total current assets	6,757	5,973
Property, plant and equipment, net	8,570	8,525
Other assets, net	6,069	6,052
Total assets	$21,396	$20,550

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,360	$2,298
Current portion of long-term debt, net	299	—
Long-term debt, net	4,574	4,879
Other liabilities	2,878	2,908
Total liabilities	10,111	10,085
Total Westlake Corporation stockholders' equity	10,754	9,931
Noncontrolling interests	531	534
Total equity	11,285	10,465
Total liabilities and equity	$21,396	$20,550

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2023	2022

	(In millions of dollars)
Cash flows from operating activities
Net income	$1,009	$2,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	815	785
Deferred income taxes	(67)	44
Net loss on disposition and others	43	86
Other balance sheet changes	(37)	(404)
Net cash provided by operating activities	1,763	2,560
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(1,171)
Additions to investments in unconsolidated subsidiaries	(18)	(177)
Additions to property, plant and equipment	(752)	(811)
Other, net	20	11
Net cash used for investing activities	(750)	(2,148)
Cash flows from financing activities
Distributions to noncontrolling interests	(33)	(34)
Dividends paid	(156)	(123)
Proceeds from exercise of stock options	39	17
Repayment of senior notes	—	(250)
Repurchase of common stock for treasury	(23)	(68)
Other, net	(2)	(22)
Net cash used for financing activities	(175)	(480)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(67)
Net increase (decrease) in cash, cash equivalents and restricted cash	826	(135)
Cash, cash equivalents and restricted cash at beginning of period	2,246	1,941
Cash, cash equivalents and restricted cash at end of period	$3,072	$1,806

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance Materials	$1,127	$1,689	$3,549	$5,678
Essential Materials	844	1,022	2,907	2,969
Total Performance and Essential Materials	1,971	2,711	6,456	8,647
Housing and Infrastructure Products
Housing Products	963	1,018	2,699	3,106
Infrastructure Products	181	227	567	742
Total Housing and Infrastructure Products	1,144	1,245	3,266	3,848
	$3,115	$3,956	$9,722	$12,495
Income (loss) from operations
Performance and Essential Materials	$105	$353	$723	$2,197
Housing and Infrastructure Products	256	186	589	607
Corporate and other	(12)	(23)	(31)	(81)
	$349	$516	$1,281	$2,723
Depreciation and amortization
Performance and Essential Materials	$225	$196	$652	$572
Housing and Infrastructure Products	51	65	157	206
Corporate and other	1	3	6	7
	$277	$264	$815	$785
Other income, net
Performance and Essential Materials	$9	$12	$14	$25
Housing and Infrastructure Products	20	3	30	9
Corporate and other	27	9	57	18
	$56	$24	$101	$52

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022

	(In millions of dollars, except percentages)
Net cash provided by operating activities	$555	$696	$947	$1,763	$2,560
Changes in operating assets and liabilities and other	(283)	(417)	(572)	(821)	(467)
Deferred income taxes	35	16	37	67	(44)
Net income	307	295	412	1,009	2,049
Less:
Other income, net	23	56	24	101	52
Interest expense	(42)	(40)	(44)	(124)	(134)
Provision for income taxes	(70)	(70)	(84)	(249)	(592)
Income from operations	396	349	516	1,281	2,723
Add:
Depreciation and amortization	271	277	264	815	785
Other income, net	23	56	24	101	52
EBITDA	$690	$682	$804	$2,197	$3,560
Net external sales	$3,251	$3,115	$3,956	$9,722	$12,495
Operating Income Margin	12%	11%	13%	13%	22%
EBITDA Margin	21%	22%	20%	23%	28%

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022

	(In millions of dollars)
Net cash provided by operating activities	$555	$696	$947	$1,763	$2,560
Less:
Additions to property, plant and equipment	(240)	(245)	$(318)	(752)	(811)
Free Cash Flow	$315	$451	$629	$1,011	$1,749

WESTLAKE CORPORATION
RECONCILIATION OF SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022

	(In millions of dollars, except percentages)
Performance and Essential Materials Segment
Income from operations	$215	$105	$353	$723	$2,197
Add:
Depreciation and amortization	217	225	196	652	572
Other income, net	3	9	12	14	25
EBITDA	$435	$339	$561	$1,389	$2,794
Net external sales	$2,136	$1,971	$2,711	$6,456	$8,647
Operating Income Margin	10%	5%	13%	11%	25%
EBITDA Margin	20%	17%	21%	22%	32%

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2023	2022	2023	2022

	(In millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$190	$256	$186	$589	$607
Add:
Depreciation and amortization	51	51	65	157	206
Other income, net	3	20	3	30	9
EBITDA	$244	$327	$254	$776	$822
Net external sales	$1,115	$1,144	$1,245	$3,266	$3,848
Operating Income Margin	17%	22%	15%	18%	16%
EBITDA Margin	22%	29%	20%	24%	21%

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WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
NET SALES PERCENTAGE CHANGE DUE TO AVERAGE SALES PRICE AND VOLUME
(Unaudited)

	Third Quarter 2023 vs. Third Quarter 2022		Third Quarter 2023 vs. Second Quarter 2023
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	-26%	-1%	-10%	+2%
Housing and Infrastructure Products	-8%	—%	-5%	+7%
Company	-20%	-1%	-8%	+4%